Director Services Agreement

This Director Services Agreement (the “Agreement”) is made and entered into, effective as of June 7, 2018 (the “Effective Date”), by and between The Crypto Company, a Nevada corporation (the “Company”), and Anthony Strickland (“Director”), with reference to the following:

Recital:

A. Director has served on the Board of Directors of the Company (the “Board”) since June 22, 2017.

B. Director and the Company have agreed to execute this Agreement in order to memorialize the terms and conditions on which Director shall continue to serve on the Board.

Agreements:

Now, Therefore, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Performance of Services

1.1 Engagement. The Company hereby engages Director on the general terms and conditions set forth in this Agreement to provide certain services as a member of the Board, including but not limited to service on the Compensation Committee, Audit Committee and/or Nominating and Governance Committee of the Board, to which Director may be appointed by the Board, as well as any services related thereto as may be requested by the Company and agreed to by Director from time to time (collectively, the “Services”).

1.2 Business Time. The parties agree that Director shall devote to the performance of the Services pursuant to this Agreement such time as is mutually acceptable to Director and the Company, based upon the tasks assigned to Director by the Company from time to time; provided that Director shall not be required to devote Director’s exclusive business time to the performance of Services pursuant to this Agreement.

1.3 Acceptance. Director hereby accepts the engagement by the Company pursuant to this Agreement, and agrees to perform the Services in a competent, efficient, trustworthy and businesslike manner.

2. Compensation. The Company shall compensate Director for Director’s Services pursuant to this Agreement as follows:

2.1 Director Services Fee. The Company shall pay to Director a services fee in the amount of Eighty Thousand Dollars ($80,000) per annum, payable quarterly, in accordance with its payroll practices.

2.2 Equity Compensation.

(a) Director shall receive an option (“First Stock Option”) to purchase 150,000 shares of common stock of Company (the “Shares”) at an exercise price of $7.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, subject to the terms and provisions of the Company’s 2017 Equity Incentive Plan. The First Stock Option shall be fully vested and exercisable as of the grant date thereof.

(b) Director shall receive an option (“Second Stock Option”) to purchase 100,000 Shares at an exercise price of $10.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, subject to the terms and provisions of the Company’s 2017 Equity Incentive Plan. So long as Director continues to provide services to Company, the Shares shall be vested as of the six month anniversary of the grant date.

2.3 Reimbursement of Expenses. The Company shall reimburse Director for expenses paid or incurred by Director directly in connection with performing the Services, provided that such expenses are reasonable in amount, are incurred for the benefit of the Company and are supported by itemized accountings and expense receipts submitted to the Company prior to any reimbursement therefor. Any such expenses shall be reimbursed within two (2) weeks of Director’s submission of any such request for reimbursement. Any individual expense exceeding $1,000 must be approved in advance, in writing, by the Chairman of the Board.

3. nondisclosure of Confidential Information and trade secrets. Director shall not, during the Term or after the termination of this Agreement, divulge, furnish, make accessible to, or use for the benefit of Director, independently, or any third party, any information, trade secrets, technical data or know-how relating to the business, business practices, methods, marketing strategies, financial information, pricing policies, customers, customer information, customer lists, products, processes, equipment or other confidential or proprietary aspect of the business of Company and/or any subsidiary or affiliate, and including all proprietary and confidential information of any customer or other party received by Company, except as may be required in good faith in the course of Director’s engagement with Company or by law, without the prior written consent of Company, unless such information is already known by Director prior to the date of engagement or shall become public knowledge (other than by reason of Director’s breach of this provision). Director acknowledges and agrees that all trading strategies, policies and operating procedures of the Company (whether developed by Director or other employees or contractors of the Company) constitute the confidential information of the Company.

4. Independent Contractor

4.1 Status. Director acknowledges that in performing Services pursuant to this Agreement, Director (a) shall be an independent contractor and not an employee of the Company, (b) shall not be entitled to participate in any fringe benefit programs established by the Company for the benefit of its employees, and (c) shall be solely responsible for paying prior to delinquency, and shall indemnify, defend, and hold the Company free and harmless from and against, all income taxes, self-employment taxes, and other taxes (including any interest and penalties with respect thereto) imposed on the fees and expense reimbursements paid by the Company to Director pursuant to this Agreement.

4.2 Limitation on Authority. Director shall not be an agent of the Company and shall have no authority to independently bind the Company or incur any liabilities in the name of the Company, except with the prior written consent of the Board of Directors (which consent may be withheld in the absolute discretion of the Company).

5. Term

5.1 Term and Termination. Director shall serve on the Board until his or her successor is duly elected or until Director’s earlier death, resignation or removal.

5.2 Effect of Termination. The Company shall continue to be obligated to (i) pay Director any pro rata services fee to which Director is entitled under Section 2, above, with respect to the period ending on the effective date of Termination; and (ii) reimburse Director for all expenses paid or incurred prior to termination and for which Director is entitled to be reimbursed pursuant to Section 2, above.

6. Miscellaneous

6.1 Notices. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, (c) on the date on which transmitted by facsimile, email, or other electronic means producing a tangible receipt evidencing a successful transmission , or (d) on the next business day after the day on which deposited with a regulated public carrier (e.g., Federal Express), freight prepaid, addressed to the party for whom intended at the address, facsimile number, or email set forth on the signature page of this Agreement, or such other address, notice of which has been delivered in a manner permitted by this Section 6.1.

6.2 Indemnification. The Company agrees to indemnify Director accordance with the provisions set forth in Exhibit A hereto, which is incorporated herein by this reference.

6.3 Further Assurances. Each party agrees, upon the request of the other party, to make, execute, and deliver such additional documents, and to take such additional actions, as may be reasonably necessary to effectuate the purposes of this Agreement.

6.4 Complete Agreement; Amendments. This Agreement and the Exhibit hereto (a) contain the entire agreement and understanding between the parties and supersede all prior and contemporaneous agreements and understandings, whether oral or written, concerning Director’s engagement with the Company, and (b) shall not be modified or amended, except by a written instrument executed after the effective date hereof by the party sought to be charged with such amendment or modification.

6.5 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which, taken together, shall be one and the same instrument, binding on each signatory. A copy of this Agreement that is executed by a party and transmitted by that party to the other party by facsimile or email shall be binding on the signatory to the same extent as a copy hereof containing the signatory’s original signature.

6.6 Attorneys’ Fees. If any action is commenced to construe this Agreement or to enforce any of the rights and duties created herein, then the party prevailing in that action shall be entitled to recover its costs and attorneys’ fees in that action, as well as all costs and fees of enforcing any judgment entered therein.

6.7 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with applicable provisions of Nevada law (other than its conflict-of-law principles), and each party hereby consents to the jurisdiction of the state courts of the State of California for purposes of all actions commenced to construe or enforce this Agreement.

[Signatures appear on the following page.]

In Witness Whereof, the parties hereto have executed this Agreement, effective as of the Effective Date.

	“Company:”		“Director:”

THE CRYPTO COMPANY
a Nevada corporation

By:	/s/ Ron Levy	By:	/s/ Anthony Strickland
	Ron Levy, Chief Executive Officer		Anthony Strickland

	Address for Notices:		Address for Notices:

	23805 Stuart Ranch Road, Suite 235		23805 Stuart Ranch Road, Suite 235
	Malibu, CA 90265		Malibu, CA 90265
	Attn: Chief Executive Officer		Attn: Anthony Strickland

	Email: mike@thecryptocompany.com		Email: tonystrickland@packbell.net

Exhibit A

Indemnification of Director

1. Indemnity of Director.

(a) The Company hereby agrees to hold harmless and indemnify Director to the fullest extent permitted by law, as such laws may be amended from time to time. In furtherance of the foregoing indemnification, and without limiting the generality thereof. Director shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Director, or on Director’s behalf, in connection with such Proceeding or any claim, issue or matter therein, if Director (i) is not liable pursuant to NRS Section 78.138; or (ii) acted in good faith and in a manner Director reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe Director’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS Section 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

(b) Director shall be indemnified to the extent Director becomes a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that Director is or was a director of the Company, or is or was serving at the request of the Company as a director against Expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if Director (i) is not liable pursuant to NRS Section 78.138; or (ii) acted in good faith and in a manner Director reasonably believed to be in or not opposed to the best interests of the Company.

(c) Director shall not be indemnified for any claim, issue or matter as to which Director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, Director is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

2. Additional Indemnity. In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Agreement, the Company shall and hereby does indemnify and hold harmless Director against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf if, by reason of his status as director, he is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Director. The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Director that is finally determined (under the procedures, and subject to the presumptions, set forth in Section 5 hereof) to be unlawful.

3. Contribution.

(a) Whether or not the indemnification provided in Sections 1 and 2 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Director (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Director to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Director. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Director (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Director.

(b) The Company hereby agrees to fully indemnify and hold Director harmless from any claims of contribution which may be brought by officers, directors, or employees of the Company, other than Director, who may be jointly liable with Director.

4. Advancement of Expenses. Notwithstanding any other provision of this Agreement, the Company shall advance all Expenses incurred by or on behalf of Director in connection with any Proceeding by reason of Director’s status as a director of the Company within thirty (30) days after the receipt by the Company of a statement or statements from Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Director and shall include or be preceded or accompanied by a written undertaking by or on behalf of Director to repay any Expenses advanced if it shall ultimately be determined that Director is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 4 shall be unsecured and interest free.

5. Procedures and Presumptions for Determination of Entitlement to Indemnification. The parties agree that the following procedures and presumptions shall apply in the event of any question reasonably asked in good faith as to whether Director is entitled to indemnification under this Agreement:

(a) To obtain indemnification under this Agreement, Director shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Director and is reasonably necessary to determine whether and to what extent Director is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Director has requested indemnification. Notwithstanding the foregoing, any failure of Director to provide such a request to the Company, or to provide such a request in a timely fashion, shall not relieve the Company of any liability that it may have to Director unless, and to the extent that, such failure actually and materially prejudices the interests of the Company.

(b) Upon written request by Director for indemnification pursuant to the first sentence of Section 5(a) hereof, a determination with respect to Director’s entitlement thereto shall be made in the specific case by (1) a majority vote of the Disinterested Directors, or (2) if so directed by the Board, by the stockholders of the Company. For purposes hereof, Disinterested Directors are those members of the Board who are not parties to the action, suit or proceeding in respect of which indemnification is sought by Director.

(c) Director shall cooperate with the person, persons or entity making such determination with respect to Director’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Director and reasonably necessary to such determination. Any member of the Board or stockholder of the Company shall act reasonably and in good faith in making a determination regarding Director’s entitlement to indemnification under this Agreement.

6. Exception to Right of Indemnification. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Director:

(a) for which payment has actually been made to or on behalf of Director under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Director of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or

(c) in connection with any Proceeding (or any part of any Proceeding) initiated by Director, including any Proceeding (or any part of any Proceeding) initiated by Director against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation, or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable Law.

7. Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period Director is an officer or director of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Director shall be subject to any Proceeding (or any proceeding commenced under Section 6 hereof) by reason of his status as a director of the Company, whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement.

8. Definitions. For purposes of this Agreement:

(a) “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, amounts paid in settlement by Director or the amount of judgments or fines against Director, and all other disbursements or expenses actually and reasonably incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding.

(b) “Law” means the governing law of the State of Nevada, as such law shall be amended from time to time.

(c) “NRS” means the Nevada Revised Statutes, as amended from time to time.

(d) “Proceeding” includes any threatened, pending or completed action, suit, or any other actual, threatened or completed proceeding and whether civil, criminal, administrative or investigative, by reason of his or her status as a director of the Company, by reason of any action taken by him or her or of any inaction on his part while acting in his or her status as a director of the Company; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement.

9. Notice By Director. Director agrees promptly to notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Director under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.